EXHIBIT 99.1

NEWS RELEASE

                                    FOR:        Drypers Corporation

                                    APPROVED:   Walter V. Klemp
                                                Chairman & Co-Chief
                                                Executive Officer
                                                (713) 682-6848
FOR IMMEDIATE RELEASE
                                    CONTACT:    Lynn Morgen/Howard Zar/
                                                Melissa Garelick
                                                Press: Leslie Feldman
                                                Morgen-Walke Associates
                                                (212)        850-5600

      DRYPERS CORPORATION ACQUIRES THIRD LARGEST DIAPER BRAND IN BRAZIL,
                   CONTINUING ITS LATIN AMERICAN EXPANSION

HOUSTON, TEXAS, February 11, 1997 -- Drypers Corporation (Nasdaq: DYPR) today announced that it has increased its presence in Latin America by acquiring the "Puppet"(TM) brand and certain other assets from Chansommes do Brasil. Puppet(TM) is the third largest selling diaper brand in Brazil, with sales over the last 12 months of approximately $35 million.

      In a series of transactions with an aggregate value in excess of $12 million in cash, equipment and stock, Drypers formed a joint venture with Brazilian financial investors, of which it holds 51%, to market and distribute its Puppet(TM) diapers throughout Brazil. Additionally, Drypers obtained an option to acquire the remaining joint venture interest. Drypers believes that the transaction, which closed on February 4, 1997, will have a nominally accretive effect on earnings in the first and second quarters of 1997 and will be accretive to earnings in the second half of the year (on a fully diluted per share basis).

      Walter V. Klemp, Chairman and Co-Chief Executive Officer, stated, "Penetration of the Latin American market is one of the keys to our continued growth strategy as we expect to more than triple our sales in the region over the next three years. Brazil is one of the most important markets in Latin America, with a population in excess of 150 million, low diaper penetration and high diaper market growth. This Brazilian agreement follows on the heels of our recently completed acquisition of Pannolini, which significantly

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DYPR -- ACQUIRES THIRD LARGEST DIAPER BRAND IN BRAZIL             PAGE 2

increased our production and distribution in Mexico and the Andean Pact countries. Together, these transactions complete a strategic network between Brazil, Argentina, Mexico, and the Caribbean, and make us a force throughout all of Latin America."
      In a related development, Wal-Mart International appointed Drypers to be its private label diaper supplier in Brazil, as well as agreeing to carry the Puppet(TM) brand in its Brazilian stores. Drypers already manufactures private label diapers for Wal-Mart in Argentina and supplies Wal-Mart International with its premium diapers in both Puerto Rico and Argentina.
      Additionally, the Company announced that, in response to continued high demand for its products, it will be adding a third production line at the facility of its Argentine subsidiary, Seler, S.A. With its newer technology, the line effectively increases Drypers' manufacturing capacity in that country by 60 percent.
      This press release contains forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Some of the more significant factors noted in the Company's Reports on Form 10-K and 10-Q, include changes in raw material prices for diaper components, price reductions initiated by the Company's major competitors, and fluctuations in currency values and economic conditions in international markets.
      Drypers Corporation manufactures and markets disposable baby diapers and related products under the Drypers(R) brand name. The Company's products are sold through grocery stores and mass merchants throughout the United States, Latin America and other international markets. The Company also produces price value branded and private label diapers and related products.

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